UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
January 18, 2007

Rockford Corporation
(Exact name of registrant as specified in its charter)

Arizona (State or other Jurisdiction of Incorporation)	000-30138 (Commission File Number)	86-0394353 (IRS Employer Identification No.)
600 South Rockford Drive
Tempe, Arizona 85281
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code:
(480) 967-3565
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
     Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
On January 18, 2007, we entered into a Binding Agreement as to Material Terms settling the patent infringement litigation filed against us by David Fiori, Jr. and his technology development company, IET. This litigation has been discussed in our annual and quarterly reports. We continue to believe that we should have prevailed on the merits if we had litigated the matter. We decided to settle the litigation because we anticipate that the cost of litigating the matter through trial and appeal would have approached the amount of the settlement and that it was in our interest to eliminate the risks inherent in further litigation.
Under the Agreement, we agreed to pay Mr. Fiori gross payments totaling $1,613,000, payable:
•	$750,000 within 5 days after signing of a definitive settlement agreement (which is to be completed by February 1, 2007);

•	$225,500 on August 1, 2007; and

•	$212,500 each on February 1, August 1, and December 1, 2008.
In the agreement we also agreed to cease selling products using our proprietary TOPAZ technology as of December 31, 2007. We were already removing this technology from the bulk of our product line with the 2007 model releases and had planned to replace all remaining products using the technology by the end of 2007. Mr. Fiori contended in the lawsuit that our technology infringed upon his patents. The settlement is not an admission of infringement and we agreed to cease use of the technology only because we were in the process of replacing it in any event. We do not anticipate material costs, other than the product development costs we already expected to incur to replace the remaining products that use the technology, to make the changes to our products required to comply with this agreement.
The agreement releases Rockford with respect to all claims of Mr. Fiori, IET, and their successors and assigns for infringement of any patent Fiori or IET owns, for which they have applied, or to which they have enforcement rights. The agreement will result in the dismissal with prejudice of Mr. Fiori’s lawsuit.
The agreement is binding upon all parties. It contemplates that the parties will sign a definitive settlement agreement by February 1, 2007, but provides that any matters that the parties cannot resolve by agreement will be submitted to a mediator for binding resolution.
The agreement is a result of the mediation process the parties agreed to during the Fall of 2006 that was disclosed in our quarterly report for the period ending September 30, 2006.
We anticipate that we will take a charge of approximately $1.5 million in our results for the fourth quarter of 2006 attributable to the agreement.
The charge relating to the Fiori settlement, together with our results for the fourth quarter of 2006, are likely to cause us not to comply for the period ending December 31, 2006, with the covenants established in our loan agreement with Wachovia Capital Finance Corporation (Western). Our covenants are scheduled to be re-set for the year 2007 and, based on initial discussions with Wachovia, we anticipate that we will be able to complete an amendment to our loan agreement that will re-set the covenants for December 31, 2006, and for the year 2007. We expect to be able to comply with the re-set covenants.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 23, 2007

ROCKFORD CORPORATION
By:	/s/ W. Gary Suttle
W. Gary Suttle
Chief Executive Officer